Exhibit 10.1

AMENDMENT NO. 1
TO THE
KULICKE AND SOFFA INDUSTRIES, INC.
2009 EQUITY PLAN

WHEREAS, Kulicke and Soffa Industries, Inc. (the “Company”) maintains the Kulicke and Soffa Industries, Inc. 2009 Equity Plan (the “Plan”);

WHEREAS, the Board of Directors (the “Board”) or the Management Development and Compensation Committee of the Board (the “Committee”) has the right to amend the Plan by written resolution;

WHEREAS, it is desired to amend the Plan with respect to Restricted Stock granted after September 30, 2009;

NOW, THEREFORE, effective September 15, 2009,  Section 7.4(b) of the Plan is hereby amended to read as follows:

(b)           Shareholder Rights.  Each Participant who receives Restricted Stock shall have all the rights of a shareholder with respect to such Restricted Stock, subject to the restrictions set forth in subsection (c), including the right to vote the Restricted Stock and receive dividends.  Any Shares or other securities received by a Participant with respect to Restricted Stock in connection with a stock split or combination, share exchange or other recapitalization or as a stock dividend, shall have the same status and be subject to the same restrictions as such Restricted Stock.  Any cash dividends attributable to shares of Restricted Stock shall be paid on the date the restrictions with respect to such shares lapse.  Cash dividends attributable to Restricted Stock that is forfeited shall also be forfeited.  Unless the Committee determines otherwise, certificates evidencing shares of Restricted Stock will remain in the possession of the Company or the Company’s Transfer Agent until such shares are free of all restrictions under the Plan and the Participant has satisfied any federal, state and local tax withholding obligations applicable to such shares.

IN WITNESS WHEREOF, Kulicke and Soffa Industries, Inc. has caused this Amendment to be duly executed this 15th day of September, 2009.

[Seal]	KULICKE AND SOFFA INDUSTRIES, INC.

Attest:	By: